Exhibit 10.4

WHITING PETROLEUM CORPORATION

PERFORMANCE STOCK UNIT AWARD AGREEMENT

(Officer Form)

THIS PERFORMANCE STOCK UNIT AWARD AGREEMENT (this “Agreement”) is made and entered into as of [●], 20[●] by and between Whiting Petroleum Corporation, a Delaware corporation with its principal offices at Denver, Colorado (the “Company”), and the employee of the Company or one of its affiliates whose signature is set forth on the signature page hereof (the “Participant”).

W I T N E S S E T H:

WHEREAS, the Company has adopted the Whiting Petroleum Corporation 2020 Equity Incentive Plan (the “Plan”) to permit shares of the Company’s common stock (the “Shares”) to be awarded to certain key salaried employees and non-employee directors of the Company and any affiliate of the Company; and

WHEREAS, the Participant is an employee of the Company or one of its affiliates, and the Company desires such person to remain in such capacity and to further an opportunity for his or her stock ownership in the Company in order to increase his or her proprietary interest in the success of the Company;

NOW, THEREFORE, in consideration of the premises and of the covenants and agreements herein set forth, the parties hereby mutually covenant and agree as follows:

1.       Award of Performance Units. Subject to the terms and conditions set forth herein, the Company hereby awards the Participant the number of performance stock units (“PSUs”) set forth on the signature page hereof as the target number of PSUs subject to this Agreement (the “Target PSUs”).

2.       Determination of PSUs Earned.

(a)              The performance period over which the PSUs may be earned shall be set forth on Exhibit A hereto (the “Performance Period”).

(b)             The number of PSUs earned (the “Earned PSUs”) will equal the sum of the number of PSUs earned for each of the performance goals set forth on Exhibit A (each, a “Performance Goal”). The number of PSUs earned for a particular Performance Goal shall equal the product of (a) the number of Target PSUs allocated to the Performance Goal as set forth on Exhibit A, multiplied by (b) the earned percentage (the “Earned Percentage”) for that Performance Goal, determined as set forth on Exhibit A. The Compensation Committee (the “Committee”) of the Board of Directors of the Company will make all final determinations regarding the number of Earned PSUs for the Performance Period on a date within two weeks following the end of the Performance Period (the “Determination Date”). Any PSUs determined not to be earned on the Determination Date shall be forfeited.

(c)           If the Participant’s employment is terminated prior to the Determination Date by the Company and its affiliates without Cause or by the Participant for Good Reason (each as defined in the Executive Employment and Severance Agreement between the Participant and the Company) (a “Qualifying Termination”), then the Participant shall be eligible to earn a pro rata portion of the PSUs as Earned PSUs, based on the attainment of the Performance Goals over the Performance Period. In furtherance of same, as of the date of the Qualifying Termination the Target PSUs shall be reduced on a pro-rated basis by multiplying the original number of Target PSUs by a fraction, the numerator of which shall be  the number of days during the Performance Period during which the Participant was employed by the Company or an affiliate, and the denominator of which shall be  the total number of days in the Performance Period. The pro-rated number of Target PSUs shall continue to be allocated to the Performance Goals in the same proportion as the original number of Target PSUs were allocated among the Performance Goals. At the end of the Performance Period, the number of Earned PSUs shall be calculated as set forth in Section 2(a) but based on the pro-rated number of Target PSUs and the pro-rated number of Target PSUs allocated to each Performance Goal.

(d)           If the Participant’s employment is terminated prior to the Determination Date on account of Participant’s death or Disability (as defined in the Executive Employment and Severance Agreement between the Participant and the Company), then the Performance Period shall be deemed to have ended as of the Participant’s termination of employment, and the Participant shall have earned one hundred percent (100%) of the Target PSUs.

3.       Settlement of PSUs.

(a)           As soon as reasonably practicable but no more than thirty (30) days after the Determination Date (or the date of termination of employment, if Section 2(d) applies), the Company will issue to the Participant a number of Shares equal to the number of Earned PSUs determined on the Determination Date (or on the date of termination of employment, if Section 2(d) applies) in accordance with Section 2(b), 2(c),or 2(d) above, as applicable.

(b)           Notwithstanding anything to the contrary herein, the Company may in its sole and absolute discretion choose to settle some or all Earned PSUs in cash by paying to the Participant the Fair Market Value of the Shares that would have otherwise been issued pursuant to Section 3(a).

4.     Other Terminations of Employment. If the Participant’s employment with the Company and its affiliates is terminated prior to the Determination Date other than (i) in a Qualifying Termination or (ii) as a result of death or Disability, then all PSUs shall be forfeited as of the date on which such termination occurs.

5.      Rights as a Shareholder; Dividend Equivalents. The Participant shall not have any rights of a shareholder with respect to the Shares underlying the PSUs (including, without limitation, any voting rights or any right to dividends), until the Shares have been issued hereunder. If, however, after the grant date of the PSUs and prior to the settlement date, a record date with respect to a cash dividend on the Shares occurs, then on the date that such dividend is paid to Company shareholders the Participant shall be credited with “dividend equivalents” in an amount equal to the dividends that would have been paid to the Participant if the Participant owned a number of Shares equal to the number of Target PSUs subject to this Agreement as of such record date. The dividend equivalents will be deemed to be reinvested in additional Target PSUs (the number of which shall be determined by dividing the total amount of the dividend equivalents by the Fair Market Value of a Share on the dividend payment date) which will be subject to the same terms and conditions, and shall be earned, vested, settled or forfeited (if applicable) at the same time and to the same extent, as the Target PSUs to which they are attributable.

6.       Tax Withholding. As a condition of receiving this award of PSUs, the Participant agrees to pay to the Company upon demand such amount as may be requested by the Company for the purpose of satisfying its liability to withhold federal, state, or local income or other taxes due by reason of the grant, vesting or settlement of, or by reason of any other event relating to, the PSUs. If the Participant does not make such payment, then the Company or an affiliate may withhold such taxes from other amounts owed to the Participant or may choose to satisfy such withholding obligations by withholding a number of Shares otherwise issuable or cash otherwise payable hereunder having a Fair Market Value on the date the tax obligation arises equal to the amount to be withheld; provided, however, that the amount to be withheld may not exceed the total maximum statutory tax rates associated with the transaction to the extent needed for the Company to avoid adverse accounting treatment. The Committee may, in its sole discretion, permit net settlement.

7.       No Right to Employment or Service; Clawback/Forfeiture/Recoupment of Awards for Breach of Contract. Nothing in this Agreement shall confer upon the Participant any right to continue in the employment or service of the Company or any affiliate, or interfere with or limit in any way the right of the Company or an affiliate to terminate the Participant’s employment or service at any time. Notwithstanding anything to the contrary in this Agreement, if, after the Participant’s employment or service is terminated for any reason, the Participant breaches any material provision of any applicable confidentiality, non-compete, non-solicit, general release, covenant not-to-sue or other agreement with the Company or any affiliate, then the Participant will forfeit any compensation, gain or other value realized on the vesting or settlement of any award granted under this Agreement or the sale or other transfer of any award granted under this Agreement and must promptly repay such amounts to the Company.

8.       Interpretation by Committee. The Participant agrees that any dispute or disagreement which may arise in connection with this Agreement shall be resolved by the Committee, in its sole discretion, and that any interpretation by the Committee of the terms of this Agreement or the Plan and any determination made by the Committee under this Agreement or the Plan may be made in the sole discretion of the Committee and shall be final, binding, and conclusive. Any such determination need not be uniform and may be made differently among Participants awarded performance share units.

9.       Transferability. The Participant may not transfer any interest in the PSUs other than under the Participant’s will or as required by the laws of descent and distribution. The PSUs also may not be pledged, attached, or otherwise encumbered. Any purported assignment, alienation, sale, transfer, pledge, attachment or encumbrance of the PSUs in violation of the terms of this Agreement shall be null and void and unenforceable against the Company or its successors. In addition, notwithstanding anything to the contrary herein, the Participant agrees and acknowledges with respect to any Shares issued hereunder that have not been registered under the Securities Act of 1933, as amended (the “Act”) (a) he or he or she will not sell or otherwise dispose of such Shares except pursuant to an effective registration statement under the Act and any applicable state securities laws, or in a transaction which, in the opinion of counsel for the Company, is exempt from such registration, and (b) a legend will be placed on the certificates for the Shares to such effect.

10.     Miscellaneous.

(a)          This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware applicable to contracts made and to be performed therein between residents thereof.

(b)           This Agreement may not be amended or modified except by the written consent of the parties hereto.

(c)            The captions of this Agreement are inserted for convenience of reference only and shall not be taken into account in construing this Agreement.

(d)           Any notice, filing or delivery hereunder or with respect to the PSUs shall be given to the Participant at either his or her usual work location or his or her home address as indicated in the records of the Company, and shall be given to the Committee or the Company at 1700 Lincoln, Suite 4700, Denver, Colorado 80203-4547, Attention: Corporate Secretary. All such notices shall be given by first class mail, postage prepaid, or by personal delivery.

(e)           This Agreement shall be binding upon and inure to the benefit of the Company and its successors and assigns and shall be binding upon and inure to the benefit of the Participant and the Participant’s heirs and legal representatives.

(f)           This Agreement is subject in all respects to the terms and conditions of the Plan, and the PSUs shall be considered Performance Units for purposes of the Plan.

(g)           The terms and conditions of this Agreement shall supersede the terms and conditions of any Executive Employment and Severance Agreement, severance, change in control or employment agreement (including with respect to any vesting provisions upon termination of employment), unless such agreement (i) is entered into after the date hereof and (ii) expressly references this Section 10(g).

(h)          The PSUs provided under this Agreement are intended to be exempt from the provisions of Code Section 409A as “short-term deferrals,” and this Agreement shall be administered and interpreted in accordance with such intent. Notwithstanding the foregoing, in no event shall the Company have any liability to Participant for any taxes, penalties, or interest incurred by the Participant as a result of the application of Code Section 409A to the PSUs granted hereunder.

11.    Change in Control.

(a)        If a Change in Control (as defined in the Plan) occurs prior to the end of the Performance Period, then the Committee shall determine the number of Earned PSUs (“CIC Earned PSUs”) as of the date of the Change in Control, which shall be equal to the greater of (i) the Target PSUs, or (ii) the number of Earned PSUs based on actual performance through the date of the Change in Control, treating the date of the Change in Control as the last day of the Performance Period. For avoidance of doubt, the number of CIC Earned PSUs in respect of any Participant who terminated in a Qualifying Transaction prior to the Change in Control shall be determined based on the pro-rated number of Target PSUs then held by the Participant, as described in Section 2(c).

(i)        If the award is substituted, assumed or otherwise continued as part of the Change in Control transaction, then the number of CIC Earned PSUs shall be unvested and shall vest based on the Participant’s continued employment with the Company (or its successor) and its affiliates through the last day of the originally scheduled Performance Period; provided, however, that in the event of a Qualifying Termination or the Participant’s death or Disability prior to the last day of the originally scheduled Performance Period, all of the CIC Earned PSUs shall vest in full. In the event of a termination of employment for any other reason prior to the end of the originally scheduled Performance Period, the CIC Earned PSUs shall be forfeited in their entirety without the payment of consideration to the Participant. All CIC Earned PSUs that become vested pursuant to this paragraph shall be settled in cash or publicly-traded stock of the acquiring or surviving entity or any parent or affiliate thereof as soon as administratively practicable and in all events within thirty (30) days of vesting.

(ii)       If the award is not substituted, assumed or otherwise continued as part of the Change in Control transaction, the CIC Earned PSUs shall be settled in cash or Shares immediately prior to the Change in Control transaction.

(iii)      CIC Earned PSUs in respect of any Participant who previously terminated in a Qualifying Termination shall be settled in cash or Shares immediately prior to the Change in Control transaction.

(b)         If a Change in Control (as defined in the Plan) occurs on or after the end of the Performance Period but prior to settlement under Section 3(a), the Committee shall calculate the number of Earned PSUs on an expedited basis and such Earned PSUs shall be settled in cash or Shares immediately prior to the Change in Control transaction.

[Signature page follows]

IN WITNESS WHEREOF, the Company has caused this instrument to be executed by its duly authorized officer and the Participant has hereunto affixed his or her signature, all as of the day and year first set forth above.

WHITING PETROLEUM CORPORATION

By:

Target PSUs: